                                                               EXHIBIT 99.(a)(1)

                                 ADAPTEC, INC.
                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
              TO PURCHASE COMMON STOCK UNDER ELIGIBLE OPTION PLANS
                   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
               JUNE 21, 2001 AT 9:00 P.M., PACIFIC DAYLIGHT TIME,
                          UNLESS THE OFFER IS EXTENDED

    Adaptec, Inc. is offering to our employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than $15.00 per share granted under the Adaptec, Inc. 1990 Stock Plan, the Adaptec, Inc. 1999 Stock Plan (the "1999 Plan") and the Adaptec, Inc. 2000 Nonstatutory Stock Option Plan (the "2000 Plan") (collectively, the "Plans"), for new nonqualified stock options that we will grant under either the 1999 Plan or the 2000 Plan (the "New Grant Program"). If you choose to participate in the New Grant Program by exchanging any of your stock options having an exercise price greater than $15.00 per share, you must also exchange all stock options granted on or after December 20, 2000, even if those options have an exercise price of $15.00 per share or less. Our non-employee directors are not eligible to participate in the New Grant Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying letter of transmittal. Grants of new options will be made on the date of the first meeting of the compensation committee of Adaptec's board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date").

    The New Grant Program is not conditioned upon a minimum number of options being elected for exchange. The New Grant Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

    If you elect to exchange options as described in the Offer to Exchange and if your options are accepted for exchange, we will cancel the options elected for exchange and you will receive a grant of a new nonqualified option issued pursuant to a new option agreement between you and us. Some key features of the new option will include:

    - the number of shares subject to the new option will equal the number of shares subject to your cancelled options, subject to adjustments for any stock splits, stock dividends and similar events;

    - the exercise price of the new option will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the day before the replacement grant date;

    - the term of the new option will be ten years from the replacement grant date;

    - the new option will be vested to the same degree that your cancelled options were vested on the date of cancellation, with the unvested portion of your new option vesting in equal installments on a quarterly basis over the two years following the replacement grant date (except in certain foreign jurisdictions); and

    - the other terms and conditions of the new option will be substantially similar to those of the cancelled options.

    In order to receive the new option, you must still be employed with us on the replacement grant date, and your election to participate in the New Grant Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive a new option in the New Grant Program if a change of control of Adaptec occurs between the cancellation of your options and the replacement grant date.

    We are implementing the New Grant Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options. The shares of common stock subject to those options cancelled pursuant to the New Grant Program will be retired and will NOT be returned to the pool of shares available for grants of new options under the Plans.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE NEW GRANT PROGRAM, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ADPT." On May 21, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $9.26 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

    YOU SHOULD DIRECT QUESTIONS ABOUT THE NEW GRANT PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL TO KELLEY WALL, ADAPTEC STOCK ADMINISTRATION BY EMAIL AT KELLEY_WALL@ADAPTEC.COM, OR BY TELEPHONE AT (408) 957-4536.

                                   IMPORTANT

    If you wish to exchange your options, you must complete and sign the letter of transmittal in accordance with its instructions, and send it and any other required documents to Adaptec Stock Administration by fax at (408) 957-6715 or by mail to Adaptec, Inc., Stock Administration, MS 24, 691 S. Milpitas Blvd., Milpitas, California 95035.

    We are not aware of any jurisdiction where the implementation of the New Grant Program violates applicable law. If we become aware of any jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the New Grant Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE NEW GRANT PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE NEW GRANT PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                     --------
Summary Term Sheet:

       General Questions About the New Grant Program...............         1

       Specific Questions About the Cancelled Options..............         5

       Specific Questions About the New Options....................         6

Introduction.......................................................        10

The New Grant Program:

       1. Number of Options; Expiration Date.......................        11

       2. Purpose of the New Grant Program.........................        12

       3. Procedures for Electing to Exchange Options..............        13

       4. Withdrawal Rights........................................        14

       5. Acceptance of Options for Exchange and Issuance of New
       Options.....................................................        14

       6. Conditions of the New Grant Program......................        16

       7. Price Range of Common Stock Underlying the Options.......        18

       8. Source and Amount of Consideration; Terms of New
       Options.....................................................        18

       9. Information Concerning Adaptec...........................        19

       10. Interests of Directors and Officers; Transactions and
       Arrangements Concerning the Options.........................        21

       11. Status of Options Acquired By Us in the New Grant
       Program; Accounting Consequences of the New Grant Program...        21

       12. Legal Matters; Regulatory Approvals.....................        22

       13. Material Income Tax Consequences........................        22

       14. Extension of the New Grant Program; Termination;
       Amendment...................................................        23

       15. Fees and Expenses.......................................        24

       16. Additional Information..................................        24

       17. Miscellaneous...........................................        25

Attachment: Letter of Transmittal

                               SUMMARY TERM SHEET

    The following section answers some of the questions that you may have about the New Grant Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying letter of transmittal because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the letter of transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

                 GENERAL QUESTIONS ABOUT THE NEW GRANT PROGRAM

1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to our employees the right to exchange all outstanding options to purchase shares of Adaptec, Inc. common stock having an exercise price greater than $15.00 per share granted under the Plans for new options. If you choose to participate in the New Grant Program by exchanging any of your stock options having an exercise price greater than $15.00 per share, you must also exchange all stock options granted on or after December 20, 2000, even if those options have an exercise price of $15.00 per share or less. We will grant the new options under either the 1999 Plan or the 2000 Plan as nonqualified stock options. (Page 10)

2.  WHY IS ADAPTEC IMPLEMENTING THE NEW GRANT PROGRAM?

    We are implementing the New Grant Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options to purchase the same number of shares as the cancelled options.

    These new options will be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). The number of shares subject to the new options will equal the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of these new options will be equal to the closing sale price of our common stock on the day before the replacement grant date.

    We are implementing the New Grant Program in order to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and will maximize the value of our common stock for our current stockholders. While we hope that this program will improve the current "underwater" options issue, this cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market. (Page 12)

3.  WHO IS ELIGIBLE TO PARTICIPATE?

    Any current employee of Adaptec who holds stock options under the Plans is eligible to participate in the New Grant Program. Our non-employee directors are not eligible to participate in the New Grant Program. (Page 11)

4.  ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

    As described above, any of our current employees holding stock options under the Plans are eligible to participate in the New Grant Program. However, special considerations may apply to employees located abroad depending on the laws of the jurisdiction in which these employees are located. Employees in Belgium, France, Australia and the U.K. should particularly note the special considerations described in Section 13. (Page 22)

5.  HOW DOES THE NEW GRANT PROGRAM WORK?

    To participate in the New Grant Program, an employee must make a voluntary election that will become IRREVOCABLE by 9:00 P.M. PACIFIC DAYLIGHT TIME ON
JUNE 21, 2001, to cancel his or her outstanding stock options in exchange for a new nonqualified stock option to be granted on the replacement grant date. The number of shares subject to the new option will be the same number as the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new option will equal the closing market price of our common stock on the day before the replacement grant date. The new option will be vested to the same degree that the cancelled option was vested, with the unvested portion of the new option vesting in equal installments on a quarterly basis over the two years following the replacement grant date (except in certain foreign jurisdictions). The new option will have a new ten-year term, commencing on the replacement grant date. Except for the new exercise price, change in vesting and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the new options will be substantially the same as the cancelled options. If you wish to participate by exchanging any of your options, you will be required to cancel all of your options granted on or after December 20, 2000, even if those options have an exercise price of $15.00 per share or less. (Page 13)

6.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE NEW GRANT PROGRAM?

    To participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that Adaptec Stock Administration receives it no later than 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001. You can return your form to Adaptec Stock Administration either by fax to (408) 957-6715 or by mail to Adaptec, Inc., Stock Administration, MS 24, 691
S. Milpitas Blvd., Milpitas, California 95035. Adaptec Stock Administration will send you a confirmation within three business days of receipt of your letter of transmittal. However, if you submit your letter of transmittal shortly before the specified deadline, you may not receive your confirmation before the deadline. (Page 13)

7.  DOES THE NEW GRANT PROGRAM EXTEND TO ALL OF ADAPTEC'S EMPLOYEE OPTION PLANS?

    The New Grant Program extends to options granted under each of the Plans. The New Grant Program does not extend to options granted under either of the Distributed Processing Technology Corp. Omnibus Stock Option Plan or the Data Kinesis, Inc. Stock Option/Stock Issuance Plan, as all options issued under these plans have exercise prices that are below $15.00 per share, and no options were issued under these plans on or after December 20, 2000. (Page 10)

8.  IS THIS A REPRICING?

    No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. This results in variable accounting treatment of the option. For financial reporting purposes, we would be required to record additional compensation expense each quarter until the repriced options are exercised, cancelled or terminated. (Page 21)

9. WHY CAN'T ADAPTEC JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

    In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. As described above, if we were to reprice options, we would need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" would adversely impact our operating results, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 21)

10. WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

    Because of the large number of options currently outstanding, a grant of additional options could potentially have a severe negative impact on our dilution, outstanding shares and earnings per share. (Page 21)

11. IF I DECIDE TO PARTICIPATE IN THE NEW GRANT PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

    If you elect to participate in the New Grant Program, the options you have elected to exchange will be cancelled after 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001. (Page 14)

12. WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE NEW GRANT PROGRAM, AND HOW DO I SO ELECT?

    The deadline to elect to participate in the New Grant Program is 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001, unless we extend it. This means that Adaptec Stock Administration must have your election form in their hands before that time. We may, in our discretion, extend the deadline to participate in the New Grant Program at any time, but we cannot assure you that the New Grant Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the New Grant Program, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

    We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the New Grant Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the New Grant Program. (Pages 10, 14)

13. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your election form by the deadline, then you will not participate in the New Grant Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms. (Page 13)

14. DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE NEW GRANT PROGRAM?

    You may withdraw your election to participate in the New Grant Program at any time before 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001. If we extend the New Grant Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange options, you must deliver to Adaptec Stock Administration a written notice of withdrawal, or a facsimile of such notice, with the required information prior to 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Page 14)

15. WHEN WILL THE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM THE PAINEWEBBER DATABASE?

    After you submit your letter of transmittal, the options that you have elected to exchange will continue to appear in the PaineWebber database until the effective date of cancellation. If you attempt to exercise such options through PaineWebber during that period without first withdrawing your election, Adaptec Stock Administration will block the transaction and you will be responsible for any resulting costs and liabilities.

16. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THE NEW GRANT PROGRAM?

    Because of unfavorable accounting charge consequences, participants in the New Grant Program are ineligible to receive any additional stock option grants for which they might otherwise be eligible until after the replacement grant date. (Page 21)

17. IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THE NEW GRANT PROGRAM?

    If you exchange your options for a new option, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new option. With regard to the new nonqualified stock option, the tax aspects of such option will be the same as any other nonqualified option grant. (Page 18)

    Special considerations apply to employees located abroad. We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the New Grant Program. (Page 22)

18. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE NEW GRANT PROGRAM?

    We understand that the decision whether or not to participate in the New Grant Program will be a challenging one for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate in the New Grant Program must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price.

19. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE NEW GRANT PROGRAM?

    Although our board of directors has approved the New Grant Program, neither we nor our board of directors make any recommendation as to whether you should participate in the New Grant Program. Our non-employee directors are not eligible to participate in the New Grant Program.

20. WHAT IF MY EMPLOYMENT AT ADAPTEC ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE REPLACEMENT GRANT DATE?

    Your employment with Adaptec is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. You cannot revoke your letter of transmittal after 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 21, 2001. Therefore, if your employment with Adaptec or one of its subsidiaries is terminated by you or Adaptec voluntarily, involuntarily or for any reason or no reason, before your new option is granted, you WILL NOT have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF ADAPTEC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO PARTICIPATE IN THE NEW GRANT PROGRAM THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE

CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO PARTICIPATE IN THE NEW GRANT PROGRAM THROUGH THE REPLACEMENT GRANT DATE. (Page 15)

21. WHAT ARE THE CONDITIONS TO THE NEW GRANT PROGRAM?

    The implementation of the New Grant Program is not conditioned upon a minimum number of options being cancelled. The New Grant Program is subject to a number of conditions, including the conditions described in Section 6.
(Page 16)

                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

22. WHICH OPTIONS CAN BE CANCELLED?

    Only options that have an exercise price above $15.00 per share may be tendered for exchange in connection with the New Grant Program. If you elect to participate in the New Grant Program, all options granted under the Plans to you on or after December 20, 2000 will be cancelled, even if those options have an exercise price of $15.00 per share or less. In addition, you may voluntarily elect to cancel one or more options granted with an exercise price above $15.00 per share under the Plans prior to December 20, 2000. (Page 10)

23. IF I HAVE MULTIPLE OPTIONS, CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL?

    You may choose to cancel one or more option grants if such grants were made prior to December 20, 2000 and such options have an exercise price above $15.00 per share. Inclusion of such grants is entirely discretionary. However, if you wish to participate in the New Grant Program, you must cancel all options granted to you on or after December 20, 2000, regardless of exercise price. (Page 10)

24. CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

    The New Grant Program only pertains to options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the New Grant Program. However, if you have exercised an eligible option grant in part, the remaining outstanding unexercised portion of the option grant is subject to inclusion in the New Grant Program and may be tendered for exchange and cancellation.

25. CAN I CANCEL AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

    No, you cannot partially cancel an outstanding option grant. By way of example, if you have an option for 1,000 shares granted in 1998 and for 500 shares granted in May 2000, you could elect to cancel both, either or neither of these grants. You could not elect to cancel just 500 shares of the 1998 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion.

26. IF I CHOOSE TO PARTICIPATE IN THE NEW GRANT PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

    If you elect to participate in the New Grant Program, then on 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 21, 2001, we will cancel all of your outstanding options with an exercise price above $15.00 per share that you have elected to cancel, plus any other options that were granted on or after December 20, 2000, regardless of exercise price. You will not be eligible to be granted further options after that date until the replacement grant date, when our compensation committee will grant new options. (Page 14)

27. WILL THE SHARES SUBJECT TO CANCELLED OPTIONS BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?

    The shares of common stock subject to those options cancelled pursuant to the New Grant Program will be retired and will NOT be returned to the pool of shares available for grants of new options under the Plans. (Page 21)

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

28. WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

    Employees who participate in this program will receive a new option on the replacement grant date. The number of shares covered by the new option will be equal to the number of shares covered by the cancelled stock options, subject to adjustments for any stock splits, stock dividends and similar events. Each new option will be granted under either the 1999 Plan or the 2000 Plan pursuant to a new option agreement between you and us. (Page 14)

29. WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

    The exercise price of the new options which will be granted on the replacement grant date, will be the closing sales price of our common stock as reported on the Nasdaq National Market on the day before the replacement grant date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. (Page 14)

30. WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

    All new options granted in this program will be vested to the same degree that the cancelled options were vested on the date of cancellation, with the unvested portion of each new option vesting in equal installments on a quarterly basis over the two years following the replacement grant date (except in certain foreign jurisdictions). (Pages 14, 22)

31. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION?

    No. Even if your current options are incentive stock options, your new option will be a nonqualified stock option. (Page 18)

32. WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

    Except for the new exercise price, change in vesting and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the new options will be substantially the same as the cancelled options. The new options will have a new ten-year term, starting on the replacement grant date. (Page 18)

33. MY OPTIONS ARE SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

    You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the New Grant Program. (Page 18)

34. WHEN WILL WE GRANT THE NEW OPTIONS?

    We will grant the new options on the replacement grant date. If we cancel options elected for exchange on June 21, 2001, the replacement grant date of the new options will be on or after December 22, 2001. (Page 14)

35. WHY WON'T WE GRANT THE NEW OPTIONS IMMEDIATELY AFTER WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE?

    If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. (Page 21)

36. WHEN WILL I SEE THE NEW OPTIONS AT WWW.CSBS.PAINEWEBBER.COM/ADPT?

    All employees can view their stock options on the Internet at www.csbs.painewebber.com/adpt. We anticipate that you will see your new stock option in your account within approximately three weeks of the replacement grant date.

37. CAN I HAVE EXAMPLES?

    The following are some representative examples for two hypothetical employees. Your situation is likely to vary in significant respects.

    EMPLOYEE A

Assumptions:
---------------------------------------------
  Grant Date:                                  November 15, 1999
  Original Stock Option:                       8,000 shares
  Original Stock Option Exercise Price:        $52
  Original Vesting Schedule:                   25% of the shares vest on November 15, 2000,
                                               and 6.25% of the shares vest quarterly
                                               thereafter
  Shares Vested on Date of Cancellation:       3,000
  Hypothetical Closing Stock Price on the Day
    Before the Replacement Grant Date (on or
    about December 22, 2001):                  $15

    Based on the assumptions above, for the sake of illustrating the New Grant Program, we would cancel your original stock option on June 21, 2001. On the replacement grant date, which would be on or after December 22, 2001, you would receive a new option for 8,000 shares. Based on the purely hypothetical stock price of $15, your new exercise price would be $15. Your new option would be vested with respect to 3,000 shares, with an additional 625 shares vesting each quarter thereafter until the new option is fully vested.

    EMPLOYEE B

Assumptions:
---------------------------------------------
  Grant Date:                                  April 21, 1998
  Original Stock Option:                       4,000 shares
  Original Stock Option Exercise Price:        $21
  Original Vesting Schedule:                   25% of the shares vest on April 21, 1999, and
                                               6.25% of the shares vest quarterly thereafter
  Shares Vested on Date of Cancellation:       3,000
  Hypothetical Closing Stock Price on the Day
    Before the Replacement Grant Date (on or
    about December 22, 2001):                  $25

    Based on the assumptions above, for the sake of illustrating the New Grant Program, we would cancel your original stock option on June 21, 2001. On the replacement grant date, which would be on or after December 22, 2001, you would receive a new option for 4,000 shares. Based on the purely hypothetical stock price of $25, your new exercise price would be $25. Your new option would be vested with respect to 3,000 shares, with an additional 125 shares vesting each quarter thereafter until the new option is fully vested.

38. WHAT HAPPENS IF ADAPTEC IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

    In the event of a change of control of Adaptec occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of Adaptec, we will require the acquiring company to also assume the obligation to issue replacement options pursuant to the New Grant Program. The New Grant Program is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with Adaptec and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option.

    We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF WE ARE ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. In addition, the announcement of a change of control transaction regarding Adaptec could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the New Grant Program.

    In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the New Grant Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

    We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders. (Page 15)

39. AFTER THE GRANT OF MY NEW OPTION, WHAT HAPPENS IF I AGAIN END UP
    "UNDERWATER"?

    We are implementing the New Grant Program at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

40. WHAT DO I NEED TO DO TO PARTICIPATE IN THE NEW GRANT PROGRAM?

    As described in the answer to Question 6, to participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that Adaptec Stock Administration receives it no later than 9:00 P.M. PACIFIC DAYLIGHT TIME ON JUNE 21, 2001. You can return your form either by fax to (408) 957-6715 or by mail to Adaptec, Inc., Stock Administration, MS 24, 691 S. Milpitas Blvd., Milpitas, California 95035.
(Page 13)

                                  INTRODUCTION

    Adaptec, Inc. is offering to our employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than $15.00 per share granted under the Plans for new nonqualified stock options that we will grant under either the 1999 Plan or the 2000 Plan. If you choose to participate in the New Grant Program by exchanging any of your stock options having an exercise price greater than $15.00 per share, you must also exchange all stock options granted on or after December 20, 2000, even if those options have an exercise price of $15.00 per share or less. Our non-employee directors are not eligible to participate in the New Grant Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying letter of transmittal. Grants of new options will be made on the date of the first meeting of the compensation committee of Adaptec's board of directors held more than six months and one day after the date we cancel the options accepted for exchange.

    The New Grant Program is not conditioned upon a minimum number of options being elected for exchange. The New Grant Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

    If you elect to exchange options as described in the Offer to Exchange and if your options are accepted for exchange, we will cancel the options elected for exchange and you will receive a grant of a new nonqualified option issued pursuant to a new option agreement between you and us. Some key features of the new option will include:

    - the number of shares subject to the new option will equal the number of shares subject to your cancelled options, subject to adjustments for any stock splits, stock dividends and similar events;

    - the exercise price of the new option will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the day before the replacement grant date;

    - the term of the new option will be ten years from the replacement grant date;

    - the new option will be vested to the same degree that your cancelled options were vested on the date of cancellation, with the unvested portion of your new option vesting in equal installments on a quarterly basis over the two years following the replacement grant date (except in certain foreign jurisdictions); and

    - the other terms and conditions of the new option will be substantially similar to those of the cancelled options.

    In order to receive the new option, you must still be employed with us on the replacement grant date, and your election to participate in the New Grant Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive a new option in the New Grant Program if a change of control of Adaptec occurs between the cancellation of your options and the replacement grant date.

    We are implementing the New Grant Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options. The shares of common stock subject to those options cancelled pursuant to the New Grant Program will be retired and will NOT be returned to the pool of shares available for grants of new options under the Plans.

    As of May 21, 2001, options to purchase 17,925,841 shares of our common stock were issued under the Plans and are currently outstanding. These options had exercise prices ranging from $0.37 to $130.25. All of these options that have an exercise price above $15.00 per share, except those held by our non-employee directors or employees that have recently left Adaptec, are eligible to participate in the New Grant Program. All options we accept in this program will be cancelled and retired.

                             THE NEW GRANT PROGRAM

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below, for new nonqualified stock options to purchase common stock under either the 1999 Plan or the 2000 Plan. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a new stock option to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. The new option will be subject to the terms of the 1999 Plan or the 2000 Plan, as applicable, pursuant to a new option agreement between us and you.

    Any current employee of Adaptec who holds stock options under the Plans that have exercise prices above $15.00 per share is eligible to participate in the New Grant Program. Our non-employee directors are not eligible to participate in the New Grant Program.

    IF YOU ARE NOT AN EMPLOYEE OF ADAPTEC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

    Special considerations may apply to employees abroad, including the required tax election discussed in Section 13 below.

    If you wish to participate in the New Grant Program, you may elect to cancel any options that were granted before December 20, 2000 that have an exercise price above $15.00 per share and you must cancel all options granted to you on or after December 20, 2000, even if those options have an exercise price of $15.00 per share or less. If you elect to cancel an option, it must be cancelled as to all shares that are outstanding under the option grants. An option cannot be partially cancelled.

    The term "expiration date" means 9:00 P.M., Pacific Time, on June 21, 2001, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the New Grant Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

    If we decide to take any of the following actions, we will notify you of such action, and we will extend the expiration date for a period of no fewer than ten business days after the date of such notice:

    - we increase or decrease:

       - the amount of consideration offered for the options; or

       - the number of options eligible to be elected for exchange in the New Grant Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the New Grant Program immediately prior to the increase; and

    - the date on which your right to participate in the New Grant Program is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

    For purposes of the New Grant Program, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.  PURPOSE OF THE NEW GRANT PROGRAM.

    We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in Adaptec, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

    Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the New Grant Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

    Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution, outstanding shares and earnings per share.

    CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE DAY BEFORE THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

    Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

    - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

    - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    - any other material change in our corporate structure or business;

    - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    - the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

    - the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan); or

    - any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

    Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the New Grant Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the New Grant Program.

3.  PROCEDURES FOR ELECTING TO PARTICIPATE IN THE NEW GRANT PROGRAM.

    PROPER EXCHANGE OF OPTIONS. To elect to participate in the New Grant Program, you must, in accordance with the terms of the letter of transmittal that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile of the letter, along with any other required documents. Adaptec Stock Administration must receive all of the required documents by fax at (408) 957-6715 or by mail to Adaptec, Inc., Stock Administration, MS 24, 691 S. Milpitas Blvd., Milpitas, California 95035 before the expiration date.

    If you do not turn in your election form by the deadline, then you will not participate in the New Grant Program, and all stock options you currently hold will remain unchanged at their original price and terms.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the New Grant Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the New Grant Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the New Grant Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the New Grant Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the New Grant Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the New Grant Program. OUR ACCEPTANCE FOR CANCELLATION OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU PURSUANT TO THE NEW GRANT PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE NEW GRANT PROGRAM.

    Subject to our rights to extend, terminate and amend the New Grant Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS.

    You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

    You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m. on June 21, 2001. If we extend the time during which you may elect to participate in the New Grant Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept your options for participation in the New Grant Program before July 20, 2001, the 40th business day from the commencement of the New Grant Program, you may withdraw such options at any time after July 20, 2001.

    To validly withdraw options, you must deliver to us a written notice of withdrawal by mail to Adaptec, Inc., Stock Administration, MS 24, 691
S. Milpitas Blvd., Milpitas, California 95035, or by facsimile thereof to (408) 957-6715, with the required information, while you still have the right to withdraw the election to participate in the New Grant Program. The notice of withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the New Grant Program (and who subsequently elects to withdraw his or her options from the New Grant Program) must sign the notice of withdrawal exactly as such option holder's name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the New Grant Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

    Neither Adaptec nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on June 21, 2001, you will be granted a new nonqualified stock option on the replacement grant date, which will be on or after December 22, 2001. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new stock option on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

    If we accept options you elect to exchange in the New Grant Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the New Grant Program.

    Your new option will entitle you to purchase the same number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events. Your new option will be vested to the same degree that your cancelled options were vested, with the unvested portion of your new option vesting in equal installments on a quarterly basis over two years following the replacement grant date (except in certain foreign jurisdictions). Your new option will have a ten-year term, starting on the replacement grant date.

    Your employment with Adaptec is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with Adaptec or one of its subsidiaries is terminated by you or Adaptec voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you WILL NOT have a right to any stock options that were previously cancelled, and you will not have a right to any grant that would have been granted on the replacement grant date. IF YOU ARE NOT AN EMPLOYEE OF ADAPTEC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT BE ELIGIBLE TO RECEIVE A GRANT OF A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO PARTICIPATE IN THE NEW GRANT PROGRAM THROUGH THE DATE WE GRANT THE NEW OPTIONS.

    In the event of a change of control of Adaptec occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of Adaptec, we will require the acquiring company to also assume the obligation to issue replacement options pursuant to the New Grant Program. The New Grant Program is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with Adaptec and the acquiring company through the replacement option grant date. The amount of shares subject to the new stock option grant you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option.

    We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF WE ARE ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. In addition, the announcement of a change of control transaction regarding Adaptec could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the New Grant Program.

    In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the New Grant Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

    We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

    For purposes of the New Grant Program, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will see your new options at www.csbs.painewebber.com/adpt and that your new option agreement will be mailed to you within three weeks of the replacement grant date.

6.  CONDITIONS OF THE NEW GRANT PROGRAM.

    Notwithstanding any other provision of the New Grant Program, we will not be required to accept any options elected for exchange, and we may terminate or amend the New Grant Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after May 22, 2001 and prior to June 21, 2001 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the New Grant Program or with such acceptance and cancellation of options elected for exchange:

    - there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the New Grant Program, the acquisition of some or all of the options elected for exchange pursuant to the New Grant Program, the issuance of new options, or otherwise relates in any manner to the New Grant Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Adaptec or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the New Grant Program to us;

    - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the New Grant Program or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

       - make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the New Grant Program or otherwise relates in any manner to the New Grant Program;

       - delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

       - materially impair the contemplated benefits of the New Grant Program to us; or

       - materially and adversely affect the business, condition (financial or other), income, operations or prospects of Adaptec or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the New Grant Program to us;

    - there has occurred:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

       - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

       - the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

       - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

       - any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Adaptec or our subsidiaries or on the trading in our common stock;

       - any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Adaptec or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the New Grant Program;

       - in the case of any of the foregoing existing at the time of the commencement of the New Grant Program, a material acceleration or worsening thereof; or

       - any decline in either the Nasdaq National Stock Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 22, 2001;

    - there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the New Grant Program;

    - a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

       - any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
         Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before May 22, 2001;

       - any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the Securities and Exchange Commission on or before May 22, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

       - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

    - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Adaptec or our subsidiaries that, in our reasonable judgment, is or may be material to Adaptec or our subsidiaries.

    The conditions to the New Grant Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the New Grant Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

    Our common stock has been quoted on the Nasdaq National Market System under the symbol "ADPT" since our initial public offering on June 12, 1986. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

                                                              HIGH         LOW
                                                              ----       --------
Fiscal Year ending March 31, 2002:
  First Quarter (through May 21, 2001)......................   $12.01     $ 7.41
Fiscal Year ended March 31, 2001:
  Fourth Quarter............................................   $15.50     $ 8.25
  Third Quarter.............................................    21.50       8.00
  Second Quarter............................................    28.25      19.00
  First Quarter.............................................    38.81      15.38
Fiscal Year ended March 31, 2000:
  Fourth Quarter............................................   $62.25     $35.31
  Third Quarter.............................................    57.13      36.69
  Second Quarter............................................    41.94      32.00
  First Quarter.............................................    39.25      19.75

    WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE NEW GRANT PROGRAM.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    CONSIDERATION. We will issue new options to purchase common stock under either the 1999 Plan or the 2000 Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. You cannot cancel one part of an option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to options cancelled pursuant to the New Grant Program will be retired and will NOT be returned to the pool of shares available for grants of new options under the Plans.

    TERMS OF NEW OPTIONS. The new nonqualified stock options to be granted will be issued under either the 1999 Plan or the 2000 Plan. We will issue a new option agreement to each option holder who receives a new option on the replacement grant date. Except for the new exercise price, change in vesting and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the new options will be substantially the same as the cancelled options. The new options will have a new ten-year term, starting on the replacement grant date.

    The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND THE PLANS AS INDICATED BELOW.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Options granted under the New Grant Program will be nonqualified stock options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

    We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of Adaptec in which the ordinary income is recognized by the optionee.

    IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLANS.

    PLEASE CONTACT KELLEY WALL AT KELLEY_WALL@ADAPTEC.COM OR (408) 957-4536, TO RECEIVE A COPY OF THE PLANS, PROSPECTUSES OR FORMS OF STOCK OPTION AGREEMENTS. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.  INFORMATION CONCERNING ADAPTEC.

    We provide broad-markets with intelligent, highly available storage access solutions that reliably move, manage and protect critical data and digital content. Our storage solutions are found in high-performance networks, servers, workstations and desktops from the world's leading manufacturers, and are sold through distribution channels to ISPs, enterprises, medium and small businesses and consumers.

    We focus on three principal areas: Storage Solutions, Storage Networking and Desktop Solutions. The Storage Solutions Group designs, develops, manufactures and markets I/O management solutions to the entire range of servers, workstations and high-end desktops. These systems employ internal disk drives as their primary mass storage solution, but also require high-performance connectivity to additional internally and externally connected storage and peripherals. The Storage Solutions Group also focuses on building products and complete solutions that address the external storage marketplace. The Storage Networking segment focuses on bringing new levels of functionality and interoperability with storage area network initiatives, including IP storage, fibre channel and infiniband. The Desktop Solutions group offers a wide array of I/O solutions for enabling high-speed data storage access on notebook and desktop computers.

    We were incorporated in California in 1981, reincorporated in Delaware in 1998 and went public on the Nasdaq National Stock Market in 1986. Our principal offices are located at 691 S. Milpitas Blvd., Milpitas, California 95035. Our main telephone number at this location is (408) 945-8600.

    Additional information about Adaptec is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2000 and our quarterly report on Form 10-Q for the quarter ended December 31, 2000 are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.

                                                              YEARS ENDED        NINE MONTHS ENDED
                                                               MARCH 31,            DECEMBER 31,
                                                         ---------------------   ------------------
                                                           1999        2000             2000
                                                         ---------   ---------   ------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenues.........................................  $692,441    $811,161          $555,159
  Cost of revenues.....................................   284,503     282,672           232,327
  Patent settlement fee................................        --       9,599                --
                                                         --------    --------          --------
  Gross profit.........................................   407,938     518,890           322,832
                                                         --------    --------          --------
  Operating expenses:
    Research and development...........................   146,172     103,076            95,097
    Selling, marketing and administrative..............   170,666     159,354           135,816
    Amortization of goodwill and other intangibles.....    10,320      23,251            58,427
    Write-off of acquired in-process technology........    45,482      20,132                --
    Restructuring charges..............................    39,931          --                --
    Other charges......................................    28,857          --            28,211
                                                         --------    --------          --------
      Total operating expenses.........................   441,428     305,813           317,551
                                                         --------    --------          --------
  Income (loss) from operations........................   (33,490)    213,077             5,281
  Interest and other income............................    35,059      47,080           145,193
  Interest expense.....................................   (12,103)    (11,577)           (9,006)
  Gain on sale of PTS..................................    31,476          --                --
                                                         --------    --------          --------
  Income before provision for income taxes.............    20,942     248,580           141,468
  Provision for income taxes...........................    34,235      77,791            77,274
                                                         --------    --------          --------
  Net income (loss)....................................  $(13,293)   $170,789          $ 64,194
                                                         ========    ========          ========
  Net income (loss) per share
    Basic..............................................  $  (0.12)   $   1.65          $   0.64
                                                         --------    --------          --------
    Diluted............................................  $  (0.12)   $   1.56          $   0.63
                                                         --------    --------          --------
  Shares used in computing net income (loss) per share
    Basic..............................................   110,127     103,427            99,594
                                                         --------    --------          --------
    Diluted............................................   110,127     109,711           102,132
                                                         --------    --------          --------

                                                           AS OF MARCH 31,
                                                        ---------------------   AS OF DECEMBER 31,
                                                           1999        2000            2000
                                                        ----------   --------   ------------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities....  $  743,912   $662,691        $631,174
  Working capital.....................................     857,651    668,360         637,861
  Total current assets................................   1,010,017    895,586         880,192
  Total current liabilities...........................     152,366    227,226         242,331
  4 3/4% Convertible Subordinated Notes...............     230,000    229,800         229,800
  Other long-term liabilities.........................          --     14,400          20,771
  Total stockholders' equity..........................     790,702    874,858         739,763

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    The directors and executive officers of Adaptec and their positions and offices as of May 22, 2001 are set forth in the following table:

NAME                                           POSITION
----                                           --------
Robert N. Stephens...........................  President, Chief Executive Officer and
                                               Director
Robert L. Schultz, Jr........................  Chief Operating Officer
David A. Young...............................  Vice President, Chief Financial Officer and
                                               Assistant Secretary
Kenneth B. Arola.............................  Vice President and Corporate Controller
Kok Yong (K.Y.) Lim..........................  Vice President of Manufacturing
Laurence B. Boucher..........................  Chairman of the Board of Directors
Carl J. Conti................................  Director
John East....................................  Director
Ilene H. Lang................................  Director
Robert J. Loarie.............................  Director
B.J. Moore...................................  Director
W. Ferrell Sanders...........................  Director

    The address of each director and executive officer is c/o Adaptec, Inc., 691
S. Milpitas Blvd., Milpitas, California 95035

    As of May 21, 2001, our executive officers and directors (12 persons) as a group held options to purchase a total of 3,126,484 shares of our common stock. These options represented approximately 17.4% of the shares subject to all Adaptec options outstanding as of that date. Please see the definitive proxy statement for our 2000 annual meeting of stockholders, filed with the Securities and Exchange Commission on July 12, 2000, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of May 31, 2000.

    There were no stock and stock option transactions involving our executive officers and directors within the 60 days before the commencement of the New Grant Program, except that on March 31, 2001, Messrs. Loarie, Conti, East, Moore and Sanders and Ms. Lang were each granted a stock option to purchase 15,000 shares of our common stock at an exercise price of $8.67 per share. In addition, on May 1, 2001, Ms. Lang purchased 2,000 shares of our common stock on the open market at a purchase price of $10.89 per share. None of these non-employee directors are eligible to participate in the New Grant Program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE NEW GRANT PROGRAM; ACCOUNTING CONSEQUENCES OF THE NEW GRANT PROGRAM.

    The shares of common stock subject to those options cancelled pursuant to the New Grant Program will be retired and will NOT be returned to the pool of shares available for grants of new options under the Plans.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the New Grant Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing market price of the common stock on the day before the date we grant the new options.

    If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the New Grant Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the New Grant Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13. MATERIAL INCOME TAX CONSEQUENCES.

    The following is a general summary of the material income tax consequences of the exchange of options pursuant to the New Grant Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

    The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, the option holders will not be required to recognize income for federal income tax purposes. The grant of options does not result in recognition of taxable income.

    Special tax considerations may apply to employees located abroad. For employees in the UNITED KINGDOM, which has adopted a new law governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Adaptec or any subsidiary of Adaptec to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release or cancellation of the option from Adaptec and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the exercise price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Adaptec and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Adaptec and/or any subsidiary in connection with the exercise, assignment, release or cancellation of the option. In addition, if you accept the new option, you will be authorizing Adaptec or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from your sale of shares upon exercise, assignment, release or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Adaptec or any subsidiary that will remit such contributions to the Inland Revenue. In addition, you may be required to consent to United Kingdom income tax withholding for the new grant. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Adaptec will have the right to cancel the new option without further liability.

    The taxation of the New Grant Program in Australia is extremely complex. Under the New Grant Program, you will be subject to taxation upon: (1) the cancellation of your existing options, (2) the grant and, if you so elect, upon exercise of your replacement options and (3) upon sale of the shares. We strongly recommend for employees located in Australia that you consult your tax advisor.

    For employees located in Belgium, under Belgian tax law, the cancellation of your existing options will not result in any tax liability. However, because employee stock options are taxed upon grant, the grant of the replacement option is a taxable event if you choose to accept the option. Upon grant of the replacement option, you will have 30 days to determine whether you want to reject the new option. If you choose to reject the new option, you will not be subject to any taxes. If you choose to accept the new option, the amount taxable is based on 10% or 20% of the "grant value" of the option, subject to certain employee elections. The grant value is measured by the exercise price multiplied by the number of shares under option.

    For employees located in France, under French tax law, the cancellation of your existing options will not result in any tax liability. Because your replacement option will be granted under a qualified plan, you will not pay any taxes at exercise and you will not be subject to the 20% social security tax if a 4-year holding period is met. To meet this 4-year holding period, the shares must not be sold within 4 years from the date the option was granted. The Adaptec French stock option plan has been structured to ensure that this holding period is satisfied. Your options will vest in full and become exercisable upon the 4th anniversary of the grant date. This guarantees that you will not be subject to the 20% social security tax under the Adaptec French stock option plan. Upon sale of the shares, you will pay 40% income tax (or at your marginal rate if lower) plus a 7.5% social charge on the "bargain element" at exercise. The bargain element is measured by the difference between the exercise price and the fair value on the date of exercise. All appreciation following the date of exercise will be taxed at the 26% capital gain rate.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE NEW GRANT PROGRAM.

14. EXTENSION OF NEW GRANT PROGRAM; TERMINATION; AMENDMENT.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the New Grant Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the New Grant Program.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the New Grant Program in any respect.

    Amendments to the New Grant Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the New Grant Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the New Grant Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

    If we materially change the terms of the New Grant Program or the information concerning the New Grant Program, or if we waive a material condition of the New Grant Program, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the expiration date following a material change in the term of the New Grant Program or information concerning the New Grant Program will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the deadline to participate in the New Grant Program for a period of no fewer than ten business days after the date of such notice:

    - we increase or decrease:

       - the amount of consideration offered for the options; or

       - the number of options eligible to be elected for exchange in the New Grant Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the New Grant Program immediately prior to the increase; and

    - the date on which your right to participate in the New Grant Program is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the New Grant Program.

16. ADDITIONAL INFORMATION.

    We recommend that, in addition to this Offer to Exchange and letter of transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the New Grant Program:

    - our annual report on Form 10-K for the fiscal year ended March 31, 2000, filed with the Securities and Exchange Commission on June 27, 2000;

    - our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2000, filed with the Securities and Exchange Commission on January 26, 2001;

    - the definitive proxy statement for our 2000 annual meeting of stockholders, filed with the Securities and Exchange Commission on July 12, 2000; and

    - the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on May 11, 1989, including any amendments or reports we file for the purpose of updating that description.

    The Securities and Exchange Commission file number for all of these filings is 000-15071. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ADPT," and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

    Nasdaq Operations
    1735 K Street, N.W.
    Washington, D.C. 20006

    We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

    Kelley Wall
    Adaptec, Inc.
    Stock Administration
    MS 24
    691 S. Milpitas Blvd.
    Milpitas, California 95035

    You may also make a request by telephone at (408) 957-4536 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Daylight Time, Monday through Friday.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about Adaptec should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

    We are not aware of any jurisdiction where the implementation of the New Grant Program violates applicable law. If we become aware of any jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the New Grant Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE NEW GRANT PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY

INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE NEW GRANT PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Adaptec, Inc.                                                       May 22, 2001